Exhibit 99

FINANCIAL NEWS
FOR IMMEDIATE RELEASE Analyst Contact: Natalie Fischer | 716-857-7315 Media Contact: Karen Merkel | 716-857-7654

National Fuel Gas Company Announces Management Change,

Ronald C. Kraemer Announces Retirement Date

Joseph Del Vecchio will be successor as President of National Fuel Gas Supply Corporation and Empire Pipeline, Inc.

(Oct. 24, 2024) WILLIAMSVILLE, N.Y. – Today, National Fuel Gas Company (National Fuel or the Company) (NYSE: NFG) announced that Ronald C. Kraemer, Chief Operating Officer of National Fuel Gas Company and President of National Fuel’s pipeline and storage subsidiaries, has indicated his intention to retire effective Feb. 1, 2025, after more than 46 years with the Company.

Ronald C. Kraemer

Joseph N. Del Vecchio, Executive Vice President of National Fuel Gas Supply Corporation, will succeed him in the role of President of National Fuel Gas Supply Corporation and Empire Pipeline, Inc.

Joseph N. Del Vecchio

“Throughout his 46-year career, Ron has served with distinction, driving significant innovation and accomplishments across a range of senior roles in various capacities,” said David P. Bauer, President and Chief Executive Officer at National Fuel Gas Company. “Ron’s impact extends far beyond National Fuel, and we applaud him for his unwavering commitment.”

Having joined National Fuel in the management training program in 1978, Kraemer has been employed by various subsidiaries of National Fuel, including National Fuel Gas Distribution Corporation, Horizon Energy Development, and the two pipeline subsidiaries, holding numerous management and executive-level positions in engineering, operations, marketing, business development, and international business development. These companies represent a cross-section of the energy industry including utility, interstate pipeline and storage, international power, and natural gas project development.

“On behalf of our Board of Directors and the Company, I want to express my deepest appreciation to Ron for his contributions to National Fuel as an integral part of the executive team. His leadership, practical expertise and wisdom have contributed to the overall growth and success of the Company. I wish him and his family all the best in his well-deserved retirement,” Bauer said.

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Del Vecchio, who holds undergraduate and master’s degrees in Mechanical Engineering as well as a degree in law from the University at Buffalo, began his career with the Company as a law clerk in 1995. He was hired as a Distribution Corporation Attorney in 1998. Throughout the years his responsibilities increased as he worked in the Utility’s Legal and Risk Management departments. In 2007 he was promoted to Assistant Vice President and then Vice President of National Fuel Resources, Inc. He transitioned back to the Utility in 2015 as Vice President and Chief Regulatory Counsel. Del Vecchio was named Senior Vice President of Supply Corporation in 2021, expanding his career into pipeline and storage operations, and was promoted to Executive Vice President in 2023.

National Fuel is an integrated energy company reporting financial results for four operating segments: Exploration and Production, Pipeline and Storage, Gathering, and Utility. Additional information about National Fuel is available at www.nationalfuel.com.